Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Arena Pharmaceuticals, Inc. for the registration of 829,856 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2006, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arena Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
July 20, 2006